Exhibit 10.1
DEUTSCHE BANK TRUST COMPANY AMERICAS
DEUTSCHE BANK SECURITIES INC.
60 Wall Street
New York, New York 10005
CONFIDENTIAL
July 2, 2007
Activant Solutions Inc.
7683 Southfront Road
Livermore, CA 94551
Attention: Kathy Crusco, Senior Vice President
                    and Chief Financial Officer
Activant Solutions Inc.
Project Iceland Commitment Letter
Ladies and Gentlemen:
     You have advised Deutsche Bank Trust Company Americas (“DBTCA”) and Deutsche Bank Securities Inc. (“DBSI” and, together with DBTCA, “DB”,“we”, “us” or the “Commitment Parties”) that Activant Solutions Inc. (the “Company” or “you”) intends to acquire, either directly or through one or more newly-formed wholly-owned subsidiaries of the Company, the assets and liabilities of a division identified to us as “Iceland” (the “Target”) of a public company (the “Seller”) pursuant to the Acquisition (as defined in Exhibit A). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).
     In connection with the Transactions, DBTCA (together with any Initial Lender appointed pursuant to the second succeeding paragraph of this Commitment Letter, each an “Initial Lender” and collectively, the “Initial Lenders”) is pleased to advise you of its (a) commitment to provide 100% of the entire aggregate principal amount of the Acquisition Facility, (b) commitment to acquire at par, by way of assignment, 100% of the Term Loans (as defined in the Existing Credit Agreement) and/or Revolving Credit Commitments (as defined in the Existing Credit Agreement) tendered to the Initial Lenders by the lenders from time to time party to the Existing Credit Agreement (the “Existing Lenders”), to the extent (and only to the extent) necessary to obtain the consent of the “Required Lenders” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement in respect of the Amendment (the “Amendment Back-Stop Facility” and, together with the Acquisition Facility, the “Facilities”), and (c) agreement to vote, and cause its controlled affiliates to vote, with respect to its Term Loans (as defined in the Existing Credit Agreement) and/or Revolving Credit Commitments (as defined in the Existing Credit Agreement) after giving effect to any required purchases pursuant to the Amendment Back-Stop Facility, in favor of the Amendment, subject only to the conditions set forth in the eleventh paragraph of this Commitment Letter, in the section entitled “Conditions to Borrowing” in the Term Sheet and in Exhibit C hereto.
     In addition (and without limiting the agreements set forth in the preceding paragraph), if the Term Loans (as defined in the Existing Credit Agreement) and/or Revolving Credit Commitments (as defined in the Existing Credit Agreement) to be acquired pursuant to the Amendment Back-Stop Facility will only be tendered by Existing Lenders to the Initial Lenders at a price above par, each Initial Lender hereby severally agrees (upon the request of the Company) to commit to provide (in lieu of the Amendment Back-Stop Facility and the Acquisition Facility) new credit facilities (the “Replacement Facilities”), comprised of (1) a term loan facility (the “Replacement Term Facility”) in an aggregate principal amount equal to the aggregate principal amount of the outstanding Term Loans (as defined in the Existing Credit Agreement) on the Closing Date on terms identical to the Term Loans (as defined in the Existing Credit Agreement), (2) a revolving credit facility in an aggregate principal amount equal to the Revolving Credit Commitments (as defined in the Existing Credit Agreement) on terms identical to the Revolving Credit Commitments (the “Replacement Revolver”), and (3) the Acquisition Facility on the terms provided herein, except that (i) the proceeds of the Refinancing Facilities (other than the Acquisition Facility) shall be used by the Company to prepay, in full, in cash, all amounts outstanding under the Existing Credit Agreement, and (ii) the conditions to the availability of the Replacement Facilities shall be as provided in the eleventh paragraph of the Commitment Letter and Exhibit C hereto (including the last paragraph thereof). If the Replacement Facilities are to be provided in lieu of the Amendment Back-Stop Facility and the Acquisition Facility (the “Replacement Option”) as set forth above, each reference to the “Facilities” in this Commitment Letter shall be deemed to be a reference to the “Replacement Facilities”, and each reference to the “Credit Agreement” in this Commitment Letter shall be deemed to be a reference to the definitive replacement credit agreement for the Replacement Facilities on the terms provided in this Commitment Letter (the “Replacement Credit Agreement”).
     You hereby appoint DBSI to act, and DBSI agrees to act, as co-lead arranger and joint bookrunner for the Facilities and to manage the Amendment (together with any other joint bookrunner appointed pursuant to this paragraph, each a “Joint Bookrunner” and collectively, the “Joint Bookrunners”). Within a time limit to be mutually agreed, you may appoint additional “Initial Lenders”, agents, co-agents, lead arrangers, co-arrangers, bookrunners, managers or co-managers or confer other titles in respect of any Facility and the Amendment in a manner and with economics to be mutually agreed (it being understood that, to the extent you appoint additional financial institutions as additional “Initial Lenders”, agents, co-agents, lead arrangers, co-arrangers, bookrunners, managers or co-managers, the commitments of DBTCA in respect of the Facilities will be reduced ratably by the amount of the commitments of such financial institutions upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute an “Initial Lender” hereunder). It is agreed that DBSI shall have “left” placement in any and all marketing materials or other documentation used in connection with each of the Facilities and to hold the leading role and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of each of the Facilities. No compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below and other than in connection with any additional appointments referred to above) will be paid to any Lender (as defined below) in connection with the Facilities unless you and we shall so agree.
     The Initial Lenders reserve the right, prior to or after the execution of definitive documentation for the Facilities (including, for the avoidance of doubt, all loans acquired or originated pursuant to the Amendment Back-Stop Facility), to syndicate all or a portion of their respective commitments hereunder to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by the Joint Bookrunners in consultation with you and reasonably acceptable to them and you (your consent not to be unreasonably withheld or delayed); provided that (a) we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders or to competitors of the Company, the Target and their respective subsidiaries that, in any such case, have been specified by you in a separate letter delivered to us at any time on or prior to the date of this Commitment Letter (“Disqualified Lenders”) and (b) notwithstanding the Initial Lenders’ right to syndicate the Facilities and receive commitments with respect thereto, no Initial Lender may assign all or any portion of its commitment hereunder prior to the date of the consummation of the Acquisition and the initial funding under the Facilities (the date of such funding, “Closing Date”) and, unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred. The Joint Bookrunners intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the provisos to the preceding sentence). You agree actively to assist the Joint Bookrunners in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and, to the extent practical and appropriate, the Target, (b) direct contact between senior management, representatives and advisors of you, on the one hand, and the proposed Lenders, on the other hand, (and your using commercially reasonable efforts to ensure such contact between senior management, representatives and advisors of the Target, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Target to assist) in the preparation of the Information Materials (as defined below) and other customary marketing materials to be used in connection with the syndications within at least 20 calendar days prior to the Closing Date, (d) using your commercially reasonable efforts to procure, at least 5 calendar days prior to the Closing Date, ratings for the Acquisition Facility (or, if the Replacement Option is exercised, the Replacement Facilities), and corporate or corporate family ratings, as applicable, of the Company, from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and (e) the hosting, with the Joint Bookrunners, of one or more meetings of prospective Lenders at times and locations mutually agreed upon. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter (as defined below) or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary (but without limiting your obligations to assist with syndication efforts as set forth below), neither the commencement nor the completion of the syndication of the Facilities nor the obtaining of the ratings referenced above shall constitute a condition to the availability of the Facilities on the Closing Date or at any time thereafter.
     The Joint Bookrunners will, in consultation with you, manage all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders (subject to your rights of appointment as specified above) and the amount and distribution of fees among the Lenders. To assist the Joint Bookrunners in their syndication efforts, you agree to use commercially reasonable efforts to prepare and provide (and to use commercially reasonable efforts to cause the Target to provide) to us all customary information with respect to you, the Target and each of your and their respective subsidiaries and the Transactions, including all financial information and projections (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Joint Bookrunners may reasonably request in connection with the structuring, arrangement and syndication of the Facilities.
     You hereby represent and warrant that, to the best of your knowledge, (a) all written information and written data other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to any Commitment Party by or on behalf of you, any of your representatives or the Target (at your request), taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements made thereto prior to the Closing Date) and (b) the Projections that have been or will be made available to any Commitment Party by or on behalf of you or any of your representatives have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are so made available; it being understood that the Projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be, to the best of your knowledge, incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will use your commercially reasonable efforts to supplement the Information and the Projections from time to time until the Closing Date such that, to the best of your knowledge, the representations and warranties in the preceding sentence will be correct in all material respects under those circumstances. In arranging and syndicating the Facilities, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

     You hereby acknowledge that (a) the Joint Bookrunners will make available Information, Projections and other marketing material and presentations, including confidential information memoranda (collectively, with the Term Sheet, the “Information Materials”) to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to you, the Target or your and their respective securities and who may be engaged in investment and other market related activities with respect to you, the Target or your or the Target’s respective securities) (each, a “Public Sider”). If reasonably requested by the Joint Bookrunners, you agree to use commercially reasonable efforts to assist (and to use commercially reasonable efforts to cause the Target to assist) us in preparing an additional version of the Information Materials that is intended to consist exclusively of information that is not material with respect to you or the Target or any of your or their respective subsidiaries for the purpose of United States federal and state securities laws (“Public Information”) to be used by Public Siders. The parties intend that the information to be included in the additional version of the confidential information memorandum will be substantially consistent with the information included in filings made by you with the Securities and Exchange Commission. It is understood that in connection with your assistance described above, authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective lenders and exculpate you, the Target and us with respect to any liability related to the use of the contents of the Information Materials or related marketing materials by the recipients thereof. Before distribution of any information, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”.
     You agree that the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Joint Bookrunners in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Joint Bookrunners for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) notification of changes in the Facilities’ terms and (c) drafts of the Credit Agreement and the Joinder Documentation (as defined below). If you advise us that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without further discussions with you.
     As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) to the Initial Lenders the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.
     The commitments of the Initial Lenders hereunder and the agreements of the Joint Bookrunners to perform the services described herein are subject solely to (a) the conditions set forth in the section of the Term Sheet entitled “Conditions to Borrowing”, (b) the conditions set forth in Exhibit C hereto and (c) the execution and delivery of the Amendment and definitive joinder documentation (the “Joinder Documentation”) to the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) consistent with the Term

Sheet and otherwise consistent with the requirements of Sections 2.15 and 6.11 of the Existing Credit Agreement (or, if the Replacement Option is exercised, the execution and delivery of (x) the Replacement Credit Agreement on terms consistent with this Commitment Letter and (y) related guaranty and security documentation on the same terms as provided in the Loan Documents (as defined in the Existing Credit Agreement) (collectively, the “Replacement Facilities Documentation”)); provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Joinder Documentation, the Amendment, the Existing Credit Agreement, the Credit Agreement, the Replacement Facilities Documentation, the other Loan Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you (or your holding company parent), the Target, your and their respective subsidiaries and your (or your holding company parent’s) and their respective businesses the making of which shall be a condition to the availability of the Facilities (other than any extension of credit under the Replacement Revolver not made to refinance Revolving Loans (as defined in the Existing Credit Agreement) outstanding on the Closing Date (each, an “Additional Replacement Revolver Extension of Credit”)) on the Closing Date shall be (A) such of the representations made with respect to the Target by the Seller in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement and (B) the Specified Representations (as defined below) and (ii) the Joinder Documentation, the Credit Agreement and the Loan Documents (or, if the Replacement Option is exercised, the Replacement Facilities Documentation) shall be in a form such that they do not impair availability of the Facilities on the Closing Date (other than any Additional Replacement Revolver Extension of Credit) if the conditions set forth herein, in the Term Sheet and in Exhibit C hereto are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Existing Credit Agreement) owned by Target or its subsidiaries and, if the Replacement Option is exercised, the Borrower, the Target or any of their respective subsidiaries (other than the U.S. pledge and perfection of the security interests (1) in the capital stock, if any, of the Target and any domestic subsidiaries of the Target (to the extent required by the Existing Credit Agreement) and, if the Replacement Option is exercised, the Borrower, the Target and their respective domestic subsidiaries (to the extent required by the Existing Credit Agreement) and (2) in other assets of the Target and its subsidiaries (and, if the Replacement Option is exercised, the Borrower, the Target and their respective domestic subsidiaries) with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so, the granting and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Credit Agreement relating to corporate existence, power and authority, the due authorization, execution, delivery and enforceability of the Credit Agreement and the Joinder Documentation (and, in the case of enforceability, the other Loans Documents referred to in the Joinder Documentation), no violation of the Senior Subordinated Notes Indenture (as defined in the Existing Credit Agreement), Federal Reserve margin regulations, the Investment Company Act and status of the Credit Agreement (including the Facilities and the guaranties thereof) as “senior debt” for purposes of the Senior Subordinated Notes Indenture.
     You agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents and controlling persons of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions, the Amendment, the Facilities or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter, after receipt your consent (not to be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Indemnified Person) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent that they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or any of its or their officers, directors, employees, agents or controlling persons, (ii) arising from a material breach of the obligations of such Indemnified Person under this Commitment Letter, the Credit Agreement, the Loan Documents and the Joinder Documentation or (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person, and (b) if the Closing Date occurs, to (i) reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term Sheet and of a single local counsel to the Commitment Parties in each relevant jurisdiction, in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Credit Agreement and the Joinder Documentation, (ii) reimburse all breakage costs (if any) incurred by Existing Lenders in connection with the purchase of obligations by the Initial Lenders pursuant to the Amendment Back-Stop Facility on a day other than the last day of an interest period applicable thereto, and (iii) all amounts (if any) required to compensate Initial Lenders for purchasing Eurocurrency Rate Loans (as defined in the Existing Credit Agreement) pursuant to the Amendment Back-Stop Facility in the middle of an interest period applicable thereto (i.e., bearing interest at a Eurocurrency Rate lower than the Eurocurrency Rate applicable to loans maintained as Eurocurrency Rate Loans under the Existing Credit Agreement and not purchased pursuant to the Amendment Back-Stop Facility). Upon satisfaction of the condition set forth in paragraph 7 of Exhibit C hereto, the foregoing provisions in this paragraph shall be superseded in each case by the applicable provisions contained in the Credit Agreement on the Closing Date and thereafter shall have no further force and effect. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified

Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its affiliates or its or their officers, directors, employees, agents or controlling persons and (ii) neither you nor any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with your or its activities related to this Commitment Letter, the Facilities or the related transactions.
     You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final judgment for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested that you reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to, or defending any Proceedings, you shall be liable for any settlement of any Proceedings effected without your written consent if (a) such settlement is entered into more than 30 days after receipt by you of such request for reimbursement and (b) you shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
     You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.
     As you know, each Commitment Party is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations), you, the Seller, the Target and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Commitment Party or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Seller, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.
     The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Target, your and their respective stockholders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you and the Target, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as agents or fiduciaries of you, the Target, your and their management, stockholders, creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you, in connection with such transaction or the process leading thereto.
     This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of the Joint Bookrunners (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all obligations of, and services to be provided by, the Commitment Parties hereunder (including, without limitation, its commitments) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of their affiliates or branches; provided that, with respect to the commitments, any assignment thereof to an affiliate will not relieve the Initial Lender from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Joint Bookrunners and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto) and, together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that the interpretation of the definition of Target Material Adverse Effect (and whether or not a Target Material Adverse Effect has occurred) in this Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
     Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.
     We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies you and the Target, which information may include your and their names and addresses and other information that will allow each of us and the Lenders to identify you or the Target in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

     You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Joint Bookrunners, except (a) to your affiliates and to your and your affiliates’ officers, directors, agents, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Commitment Parties consent to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter and the contents hereof to the Seller, the Target and their respective officers, directors, controlling persons, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents in any public filing relating to the Acquisition or the financing contemplated hereby, (iii) you may disclose this Commitment Letter, and the contents hereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Facilities or the Company and (iv) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials or public filing and (v) to the extent portions thereof have been redacted in a manner satisfactory to us, you may disclose the Fee Letter and the contents thereof to the Seller, the Target and their respective officers, directors, controlling persons, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis.
     The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties, to the extent permitted by applicable law, agree to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their affiliates (in which case the Commitment Parties agree, to the extent permitted by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentially obligations owing to you, the Target, the Seller or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to confidentiality obligations owing to you, the Target, the Seller or any of your or their respective affiliates, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to its and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party responsible for such person’s compliance with this paragraph) or (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Company or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph). The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Agreement upon the initial funding of the Facilities.
     The reimbursement, indemnification, jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Amendment shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Credit Agreement upon the initial funding of the Acquisition Facility, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or reduce or terminate the Initial Lenders’ commitments with respect to any Facility hereunder at any time subject to the provisions of the preceding sentence.
     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to DBSI on behalf of the Commitment Parties executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on July 6, 2007. The Initial Lenders’ respective commitments hereunder will expire at such time in the event that DBSI has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Acquisition Facility does not occur on or before October 14, 2007, then this Commitment Letter and the commitments and undertakings of each of the Commitment Parties hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension.
[Remainder of this page intentionally left blank]

     We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ David Mayhew
	Name:	David Mayhew
	Title:	Managing Director

By:	/s/ Patrick W. Dowling
	Name:	Patrick W. Dowling
	Title:	Director

DEUTSCHE BANK SECURITIES INC.
By:	/s/ Sean Mahoney
	Name:	Sean Mahoney
	Title:	Vice Chairman of Global Banking and Managing Director

By:	/s/ Jake Foley
	Name:	Jake Foley
	Title:	Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:
ACTIVANT SOLUTIONS INC.

By	/s/ Kathleen M. Crusco

Name: Kathleen M. Crusco
Title: Senior Vice President, Chief Financial Officer
[Signature Page to Commitment Letter]

CONFIDENTIAL	EXHIBIT A
Activant Solutions, Inc.
Project Iceland Transaction Description
          Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.
          Activant Group Inc., a Delaware corporation (the “Holdings”), and Activant Solutions Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (the “Company”) intend to acquire, either directly or through one or more newly-formed wholly-owned subsidiaries of the Company, the assets and liabilities of a division identified to us as “Iceland” (the “Target”), of a public company (the “Seller”).
          In connection with the foregoing, it is intended that:
a)	Pursuant to the Asset Purchase Agreement, dated as of July 2, 2007 (together with all exhibits and schedules thereto, collectively, the “Purchase Agreement”), the assets and liabilities of the Target will be acquired (the “Acquisition”) by the Company in accordance with the terms thereof. Pursuant to the Acquisition, the Seller shall have the right to receive the acquisition consideration in accordance with the terms of the Purchase Agreement.

b)	The Company will obtain a new incremental term loan facility (the “Acquisition Facility”) in an aggregate principal amount of up to $125 million to be used for purposes set forth in the Term Sheet.

c)	The Company will amend its existing credit agreement, dated as of May 2, 2006 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) and the other Loan Documents (as defined in the Existing Credit Agreement) in a manner consistent with the Term Sheet and Exhibit C to the Commitment Letter to, among other things, permit the Acquisition and allow the incurrence of the indebtedness under the Acquisition Facility (the “Amendment”; the Existing Credit Agreement, together with the Amendment, the “Credit Agreement”).
Notwithstanding the foregoing, if the Replacement Option is exercised, the Company shall enter into the Replacement Credit Agreement in lieu of entering into the Amendment. The transactions described above, the repayment of certain existing third-party indebtedness of the Target and its subsidiaries (and, if the Replacement Option is exercised, the Company, the Target and their respective subsidiaries) and the payment of related fees and expenses are collectively referred to herein as the “Transactions”.

EXHIBIT B
Activant Solutions Inc.
Project Iceland Summary of Principal Terms and Conditions1

Borrower:	The Company (the “Borrower”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Deutsche Bank Trust Company Americas (in such capacity, the “Administrative Agent”).

Co-Lead Arrangers and Joint Bookrunners:	DBSI and a financial institution to be appointed (as contemplated by the Commitment Letter) will act as co-lead arrangers for the Acquisition Facility (the “Co-Lead Arrangers”), DBSI and each other financial institution appointed by the Borrower as a joint bookrunner pursuant to the Commitment Letter will act as bookrunners (the “Joint Bookrunners”), and each will perform the duties customarily associated with such roles.

Acquisition Facility:	A secured incremental term loan facility (the “Acquisition Facility”) in an aggregate principal amount of up to $125 million (the loans thereunder, the “Acquisition Term Loans”).

Incremental Facilities:	The Amendment will permit the Borrower to “reset” the basket for incremental term loan facilities and/or an increase the Revolving Credit Commitments under Section 2.15 of the Credit Agreement (after giving effect to the Transactions) to $75 million, which incremental facilities shall be subject to terms and conditions substantially similar to those set forth in the Existing Credit Agreement.

Purpose:	The proceeds of borrowings under the Acquisition Facility will be used by the Borrower, on the Closing Date, together with cash on hand at the Target, to finance the Acquisition, repay certain existing third-party indebtedness of the Target and its subsidiaries, to repay any outstanding borrowings under the Revolving Credit Facility (as defined in the Existing Credit Agreement) and to pay fees, costs and expenses incurred in connection therewith.

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

2

Availability:	The Acquisition Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Acquisition Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	As set forth in the Existing Credit Agreement.

Final Maturity and Amortization:	The Acquisition Facility will mature on May 2, 2013 and will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Acquisition Facility, with the balance payable on May 2, 2013.

Guarantees:	As set forth in the Existing Credit Agreement, it being understood that Target and its subsidiaries shall provide guaranties of the obligations under the Credit Agreement on the terms provided by Section 6.11 of the Credit Agreement.

Security:	As set forth in the Existing Credit Agreement, it being understood that Target and its subsidiaries shall pledge Collateral (as defined in the Existing Credit Agreement) to secure their guaranties of the obligations under the Credit Agreement on the terms provided by Section 6.11 of the Credit Agreement.

Mandatory Prepayments:	As set forth in the Existing Credit Agreement.

Mandatory prepayments shall be applied pro rata to the Term Loans (as defined in the Existing Credit Agreement) outstanding and Acquisition Term Loans outstanding and otherwise as set forth in the Existing Credit Agreement.

Voluntary Prepayments:	As set forth in the Existing Credit Agreement.

Voluntary prepayments shall be applied pro rata to the Term Loans (as defined in the Existing Credit Agreement) outstanding and Acquisition Term Loans outstanding and otherwise as set forth in the Existing Credit Agreement.

Representations and Warranties:	As set forth in the Existing Credit Agreement.

Conditions to Initial Borrowing:	Delivery of customary legal opinions, evidence of authority, corporate documents, if any (with respect to

3

the Target and its subsidiaries) and officer’s incumbency certificates; solvency certificate (with respect to the Borrower and its subsidiaries on a consolidated basis); officer’s certificate demonstrating that the incurrence of the Acquisition Term Loans complies with the terms of the Senior Subordinated Notes Indenture; and delivery of a customary borrowing certificate, except that the certification with respect to the accuracy of the representations and warranties shall be subject to the limitations set forth in the eleventh paragraph of the Commitment Letter (the form of all such opinions, documents and certificates to be consistent with those delivered in connection with the closing of the Existing Credit Agreement) and, subject to the limitations set forth in the eleventh paragraph of the Commitment Letter, the accuracy of the representations and warranties in the Credit Agreement.

Under the Credit Agreement, the availability of the initial borrowing under the Acquisition Facility will also be subject to the applicable conditions set forth in the eleventh paragraph of the Commitment Letter and in Exhibit C to the Commitment Letter.

Affirmative Covenants:	As set forth in the Existing Credit Agreement.

Negative Covenants:	As set forth in the Existing Credit Agreement.

Financial Maintenance Covenants:	As set forth in the Existing Credit Agreement.

Events of Default:	As set forth in the Existing Credit Agreement.

Counsel to the Administrative Agent, Co-Lead Arrangers and Joint Bookrunners:	White & Case LLP.

Interest Rates:	The interest rates under the Acquisition Facility will be as follows:

At the option of the Borrower, initially, the Eurocurrency Rate (as defined in the Existing Credit Agreement) plus 2.25% or Base Rate (as defined in the Existing Credit Agreement) plus 1.25%.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the first full fiscal quarter of the Borrower

4

completed after the Closing Date, interest rate spreads under the Acquisition Facility shall be determined by reference to the leverage-based pricing grid to be agreed.

EXHIBIT C
Activant Solutions Inc.
Project Iceland Summary of Additional Conditions2
     Under the Credit Agreement, the initial borrowings under the Facilities shall be subject to the following conditions:
          1. Except as set forth in the Disclosure Letter (as defined in the Purchase Agreement) delivered to the Commitment Parties on the date hereof, since April 30, 2007, there shall not have occurred any events, changes, circumstances, effects, occurrences, results or state or facts that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect (as defined in the Purchase Agreement as in effect on the date hereof).
          2. The Joint Bookrunners shall be reasonably satisfied that, from the date hereof and until the Closing Date, there shall be no competing issues of debt securities or commercial bank or other credit facilities of you, the Target or any of your or their subsidiaries being offered, placed or arranged (other than any indebtedness of the Target and its subsidiaries permitted to be incurred pursuant to the Purchase Agreement as in effect on the date hereof), if such debt securities or commercial bank or other credit facilities would have, in the reasonable judgment of the Joint Bookrunners, a detrimental effect upon the primary syndication of the Facilities.
          3. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities, shall be consummated, in all material respects in accordance with the terms of the Purchase Agreement, without giving effect to any modifications, amendments or express consents or waivers thereto that are material and adverse to the Lenders, without the consent of the Joint Bookrunners (such consent not to be unreasonably withheld or delayed). The Joint Bookrunners hereby acknowledge that they are satisfied with the Purchase Agreement as in effect on the date hereof. After giving effect to the Acquisition and the financing contemplated hereby, Target and its subsidiaries will have no outstanding indebtedness other than indebtedness in respect of the Credit Agreement, indebtedness permitted by the Existing Credit Agreement and certain other indebtedness to be agreed.
          4. The Joint Bookrunners shall have received (i) unaudited consolidated balance sheets as of April 30, 2007 and related statements of income, stockholders’ equity and cash flows of the Target for nine-month period ended April 30, 2007, and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target for each subsequent fiscal quarter ended after April 30, 2007 and at least 45 days before the Closing Date.
          5. The Joint Bookrunners shall have received a pro forma consolidated balance sheet of the Company as of the date of the most recent fiscal quarter ended at least 45 days prior to the Closing Date and a pro forma statement of operations for the four consecutive

[2]	Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

2

fiscal quarter period ending on such date, in each case adjusted to give effect to the Transactions and the other transactions related thereto.
          6. Subject in all respects to the eleventh paragraph of the Commitment Letter, all documents and instruments required to perfect the Administrative Agent’s (as defined in Exhibit B) security interest in the Collateral (as defined in the Existing Credit Agreement) of the Target and its subsidiaries (or, if the Replacement Option is exercised, Holdings, the Borrower, the Target and their respective subsidiaries) shall have been executed and delivered and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Credit Agreement.
          7. All fees and expenses then due and payable to the Commitment Parties pursuant to the Commitment Letter and the Fee Letter shall have been paid to the extent invoiced in reasonable detail at a reasonable time prior to the Closing Date.
     In addition to the foregoing, if the Replacement Option is exercised, then the initial borrowings and extensions of credit under the full amount of the Replacement Facilities shall also be subject to: (i) the delivery of (a) customary legal opinions, evidence of authority, corporate documents, if any (with respect to Holdings, the Borrower, Target and their respective subsidiaries) and officer’s incumbency certificates, (b) a solvency certificate (with respect to the Borrower and its subsidiaries on a consolidated basis); (c) an officer’s certificate demonstrating that the incurrence of the full amount of the Replacement Facilities complies with the terms of the Senior Subordinated Notes Indenture; and (d) a customary borrowing certificate, except that the certification with respect to the accuracy of the representations and warranties shall be subject to the limitations set forth in the eleventh paragraph of the Commitment Letter (the form of all such opinions, documents and certificates to be consistent with those delivered in connection with the closing of the Existing Credit Agreement); (ii) subject to the limitations set forth in the eleventh paragraph of the Commitment Letter with respect to the Replacement Facilities (other than with respect to the Additional Replacement Revolver Extensions of Credit), the accuracy of the representations and warranties in the Replacement Credit Agreement; and (iii) with respect to the Additional Replacement Revolver Extensions of Credit only, the absence of any default or event of default under the Replacement Credit Agreement.